Exhibit 99.1

NEWS…	Contact:	Lisa Hathcoat
June 1, 2006		Dirk Montgomery
FOR IMMEDIATE RELEASE		(813) 282-1225

OSI RESTAURANT PARTNERS, INC. REPORTS
COMPARABLE STORE SALES

Tampa, Florida, June 1, 2006 - OSI Restaurant Partners, Inc. (NYSE: OSI) today reported that comparable store sales and average unit volumes for the Company’s restaurant brands for the four-week period ended May 27, 2006 compared with the same four-week period in 2005 changed by approximately:

Four weeks ended May 27, 2006	Company- owned	Franchise and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-2.5%	-2.7%	-2.6%
Carrabba’s Italian Grills	-0.4%	n/a	-0.4%
Bonefish Grills	1.9%	-0.9%	1.7%
Fleming’s Prime Steakhouse and Wine Bars	7.4%	n/a	7.4%
Roy’s	-3.3%	n/a	-3.3%
Domestic average unit volumes
Outback Steakhouses	-2.6%	-3.4%	-2.7%
Carrabba’s Italian Grills	-3.4%	n/a	-3.4%
Bonefish Grills	0.3%	-8.0%	-0.3%
Fleming’s Prime Steakhouse and Wine Bars	2.0%	n/a	2.0%
Roy’s	-1.8%	n/a	-1.8%

As a result of April and May sales being below expectations, the Company will be revising its full year 2006 guidance with respect to comparable store sales and earnings per share. The Company expects to provide revised guidance in conjunction with its second quarter earnings release in late July and previously provided guidance should be disregarded.

Changes in comparable store sales and average unit volumes for domestic, Company-owned restaurants for the four-week period include year to year menu price changes of approximately:

Four weeks ended May 27, 2006	Company-owned menu price changes (1)
Outback Steakhouses	0.9%
Carrabba’s Italian Grills	0.6%
Bonefish Grills	1.3%
____________
(1)
Reflects nominal amounts of menu price changes, prior to any change in product mix because of price increases, and may not reflect amounts effectively paid by the customer. Menu price increases are not provided for Fleming’s and Roy’s as a significant portion of their sales come from specials, which fluctuate daily.

STORE INFORMATION

	Restaurants opened during the month ended May 31, 2006	Restaurants open as of May 31, 2006
Outback Steakhouses
Company-owned - domestic	1	674
Company-owned - international	2	109
Franchised and development joint venture - domestic	-	106
Franchised and development joint venture - international	-	42
Total	3	931
Carrabba's Italian Grills
Company-owned	2	209
Bonefish Grills
Company-owned	2	101
Franchised	-	7
Total	2	108
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	1	41
Roy’s
Company-owned	-	22
Cheeseburger in Paradise
Company-owned	3	35
Lee Roy Selmon’s
Company-owned	-	4

System-wide total	11	1,350

The OSI Restaurant Partners, Inc. restaurant system operates in 50 states and 21 countries internationally.

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